EXHIBIT NO. 99.(h) 5

MASTER ADMINISTRATIVE SERVICES AGREEMENT

List of Changes

(This Section does not form part of agreement)

The following reflect updates to the Agreement Exhibits since 2014

Master Agreement Amendments:
May 2, 2016 (approved May 2, 2016)	Amending Section 9 (Miscellaneous) to include new Forum Selection and No Third Party Beneficiary provisions)

April 4, 2017 (approved April 4, 2017)	Amending Section 3 (Administrative Services Provided by Third Parties) to include new Exhibit E (re: Battea Class Action services)

April 1, 2023 (approved March 7, 2023)	Restatement of Agreement dated August 1, 2014

Exhibit A, as revised (also included same amendments to Attachment 1, Exhibit D prior to 2023:
February 10, 2015	Redesignation of MFS Lifetime Retirement Income Fund as MFS Lifetime Income Fund and Removal of MFS New Discovery Portfolio, MFS Utilities Portfolio, and MFS Value Portfolio

March 27, 2015	Removal of MFS Core Equity Series, MFS Investors Growth Stock Series, and MFS Research International Series

March 31, 2015	Redesignation of MFS Research Bond Fund as MFS Total Return Bond Fund

April 30, 2015	Redesignation of MFS Bond Fund as MFS Corporate Bond Fund, MFS Bond Portfolio as MFS Corporate Bond Portfolio, and MFS Research Bond Series as MFS Total Return Bond Series

July 15, 2015

Addition of MFS Blended Research Emerging Markets Equity Fund, MFS Blended Research Global Equity Fund, MFS Blended Research International Equity Fund, MFS Blended Research Growth Equity Fund, MFS Blended Research Small Cap Equity Fund, and MFS Blended Research Value Equity Fund

November 18, 2015	Removal of MFS Global Leaders Fund and MFS InterMarket Income Trust I

April 29, 2016	Redesignation of MFS Money Market Portfolio as MFS U.S. Government Money Market Portfolio

June 14, 2016	Addition of MFS Blended Research Mid Cap Equity Fund

September 13, 2016	Addition of MFS Lifetime 2060 Fund

November 30, 2016	Removal of MFS Institutional Large Cap Value Fund

October 10, 2017	Addition of MFS Prudent Investor Fund

March 29, 2018	Terminations of MFS Absolute Return Fund and MFS Global Multi-Asset Fund

June 1, 2019	Redesignation of MFS International Value Fund as MFS International Intrinsic Value Fund and MFS International Value Portfolio as MFS International Intrinsic Value Portfolio

October 25, 2019	Termination of MFS Equity Opportunities Fund

May 7, 2020	Addition of MFS International Large Cap Value Fund

August 21, 2020	Termination of MFS Blended Research Global Equity Fund

December 9, 2020	Addition of MFS Emerging Markets Equity Research Fund

April 8, 2021	Addition of MFS Municipal Intermediate Fund

April 30, 2021	Redesignation of MFS Global Bond Fund as MFS Global Opportunistic Bond Fund

July 16, 2021	Addition of MFS Lifetime 2065 Fund

October 1, 2021	Termination of MFS Tennessee Municipal Bond Fund

December 8, 2021	Addition of MFS Intrinsic Value Fund

May 4, 2022	Addition of MFS Core Bond Fund

August 5, 2022	Termination of MFS Lifetime 2020 Fund

October 24, 2022	Redesignation of MFS Institutional Trust as MFS Series Trust XVII

April 1, 2023	Updated as part of Restatement of Agreement (including adding Fee Type column, formerly Attachment 1 to Exhibit D)

February 21, 2025 April 29, 2026 April 30, 2026 May 22, 2026

Termination of MFS Prudent Investor Fund

Addition of MFS Lifetime 2070 Fund

Redesignation of MFS Intrinsic Value Fund as MFS Intrinsic Equity Fund, MFS International Intrinsic Value Fund as MFS International Intrinsic Equity Fund, and MFS International Intrinsic Value Portfolio as MFS International Intrinsic Equity Portfolio

Termination of MFS Lifetime 2025 Fund

June 8, 2026	Termination of MFS High Income Municipal Trust, MFS High Yield

Municipal Trust, MFS Investment Grade Municipal Trust, and MFS Municipal Income Trust
June 22, 2026	Termination of MFS Charter Income Trust, MFS Multimarket Income Trust, and MFS Intermediate High Income Fund
July 2, 2026	Termination of MFS Government Markets Income Trust and MFS Intermediate Income Trust
August 1, 2026	Redesignation of MFS International Large Cap Value Fund as MFS International Value Fund
Exhibit B, as revised:

June 1, 2019 (approved June 11, 2019)	Addition of Liquidity Risk Management Program support services

September 1, 2022 (approved March 9, 2022)	Addition of Derivatives Risk Management Program support services

April 1, 2023 (approved March 7, 2023)	Updated as part of Restatement of Agreement (minor revisions)

Exhibit C, as revised:

April 1, 2023 (approved March 7, 2023)	Updated as part of Restatement (minor revisions)

Exhibit D, as revised:

January 1, 2015 (approved February 10, 2015)	2015 Budged Fee

January 1, 2016 (approved February 9, 2016)	2016 Budgeted Fee

January 1, 2017 (approved February 7, 2017)	2017 Budgeted Fee

April 4, 2017 (approved April 4, 2017)	Adding Third Party Cost Reimbursement and related Exhibit E (Battea Class Action Services)

January 1, 2018 (approved February 13, 2018)	2018 Budgeted Fee

January 1, 2019 (approved February 12, 2019)	2019 Budgeted Fee

June 1, 2019 (approved June 11, 2019)	Addition of Liquidity Program Services and related Fee

January 1, 2020	2020 Budgeted Fee

(approved February 13, 2020)

January 1, 2021 (approved February 12, 2021)	2021 Budgeted Fee

January 1, 2022 (approved March 9, 2022)	2022 Budgeted Fee

September 1, 2022 (approved March 9, 2022)	Addition of Derivatives Risk Program Services and related Fee

January 1, 2023 (dated April 1, 2023, approved March 7, 2023)	2023 Budgeted Fee included with Restated Agreement, removal of Exhibit E (embedding content in Exhibit D), removal of Attachment 1 (consolidating into Exhibit A)
January 1, 2024 (approved March 6, 2024)	2024 Budgeted Fee

January 1, 2025 (approved September 24, 2024)	2025 Budgeted Fee
January 1, 2026 (approved March 4, 2026)	2026 Budgeted Fee

MASTER ADMINISTRATIVE SERVICES AGREEMENT

MASTER ADMINISTRATIVE SERVICES AGREEMENT initially dated the 1st day of March, 1997, and as amended and restated as of April 1, 2023, by and among Massachusetts Financial Services Company, a Delaware corporation (the “Administrator”), and each of the funds (or trusts acting on behalf of their series) identified from time to time on Exhibit A hereto (each a “Fund” and collectively the “Funds”).

W I T N E S S E T H:

WHEREAS, the Funds have entered into Investment Advisory Agreements with the Administrator (the “Advisory Agreements”) pursuant to which the Administrator provides investment advisory services to the Funds;

WHEREAS, the Funds desire to retain the Administrator to render the legal, financial administration and other administrative services required by the Funds in the manner and on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto and hereinafter set forth, the parties covenant and agree as follows:

1. Administrative Services. The Administrator shall, at its expense (subject to Sections 2 and 3 hereof), and subject always to the control of the trustees, directors or other governing body of the Funds (referred to herein as “Trustees” or the “Board”), manage, supervise and conduct all of the day-to-day and ordinary course non-investment related affairs and business of the Funds and matters incidental thereto not required to be provided by the Administrator under the Advisory Agreements (together “Administrative Services”). Exhibit B hereto lists various categories of Administrative Services to be provided by the Administrator hereunder, it being understood that such list is not exhaustive and that the Funds may require Administrative Services in addition to those specified or referenced in Exhibit B. In the performance of its duties, the Administrator will comply with the provisions of the Declaration of Trust and Bylaws of each Fund and applicable law, and shall comply with such compliance and other policies and procedures as the Trustees may adopt, approve or determine from time to time.

2. Responsibility for Charges and Expenses. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are assumed by the Funds under this Agreement and any expenses that are paid by the Funds or by a party other than the Funds on behalf of the Funds under the terms of any other agreement to which the Funds are a party or a third-party beneficiary. The Administrator further agrees to pay or cause its affiliates to pay all salaries, fees, and expenses of any officer or Trustee of the Funds who is an officer, director, or employee of the Administrator or an affiliate of the Administrator. The Administrator assumes and shall pay for maintaining its staff and personnel and shall, at its own expense, provide the equipment, office space, and facilities necessary to perform its obligations under this Agreement.

The Administrator shall not, under the terms of this Agreement, bear the categories of expenses listed on Exhibit C hereto (although the Administrator or an affiliate may bear certain of these expenses under one or more other agreements).

3. Administrative Services Provided by Third Parties. It is acknowledged and agreed that the Funds will require and bear the costs of administrative services to be provided by third parties in addition to Administrative Services which the Administrator has agreed to provide pursuant to this Agreement, such as legal services to be provided by legal counsel to the Funds and the Trustees who are not “interested persons” (as defined in the

Investment Company Act of 1940) of the Funds (“Independent Trustees”), and services to be provided to the Funds by independent accountants or other auditors or consultants. It is further acknowledged and agreed that, from time to time, due to resource constraints or otherwise, the Administrator may cause or arrange for third parties to provide Administrative Services. All such third-party services shall be at the Funds' expense and shall be paid directly by the Funds that contracted for such Administrative Services. Subject to any policies or procedures that are adopted by the Funds, the Administrator shall notify the Fund's Board (or individual Trustee(s) at the Board’s delegation) in advance of such retention if it is expected that the retention will generate a significant expense for any Fund. 1 In addition, the Funds shall reimburse the Administrator as part of its administrative fee described in Section 5 below for the Funds' allocable portion of the costs for services provided by third parties listed in Exhibit D that are procured by the Administrator on behalf of the Funds.

4. Maintenance of Books and Records. With respect to the provision of Administrative Services, the Administrator will preserve for each Fund that is registered as an investment company with the Securities and Exchange Commission (the “SEC”) all records required to be maintained as prescribed by the rules and regulations of the SEC in the manner and for the time periods prescribed by such rules. The Administrator agrees that all such records shall be the property and under the control of each Fund for which they are maintained and shall be made available, within five business days of any request therefore, to the Fund’s Trustees or independent accountants during regular business hours at the Administrator’s offices. In the event of termination of this Agreement for any reason, all such records shall be returned, without charge, promptly to the appropriate Fund, free from any claim or retention of rights by the Administrator, except that the Administrator may retain copies of such records.

The Administrator agrees to implement, maintain and comply in all material respects with policies and procedures (collectively, the "Information Security and Privacy Policies") reasonably designed to address the requirements of applicable state and federal laws and regulations regarding the security, protection and confidentiality of records and data of the Funds that contain personal information ("PI") to which the Administrator is given access, including Massachusetts General Law, ch. 93H and the regulations thereunder. The Administrator agrees that the Information Security and Privacy Policies shall address: (i) administrative, technical, and physical safeguards for the protection of records and data that contain PI; (ii) detection of unauthorized access to or use of PI for unauthorized purposes; and (iii) the proper destruction of such records and data so that the information contained therein cannot be practicably read or reconstructed. The Administrator shall provide such reports to the Board or a committee thereof as may be required by the Information Security and Privacy Policies or otherwise reasonably requested.

5. Administrative Fee. Each Fund shall pay the Administrator a fee as agreed to from time to time and as set forth in Exhibit D hereto (the "Administrative Fee"). The Administrative Fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Administrator on the second to last business day of each calendar month. If this Agreement becomes effective or terminates before the end of any calendar month, the Administrative Fee for the period from the effective date to the end of such calendar month or from the beginning of such calendar month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

6. Non-Exclusivity. The services of the Administrator to the Funds hereunder are not to be deemed exclusive and the Administrator shall be free to render similar services to others.

1 The Funds/Trustees and the Administrator may from time to time develop written policies designed to delineate various administrative services and responsibilities to be provided by third party service providers to the Funds or the Independent Trustees (for which the Funds bear the associated expenses), on the one hand, and those to be provided by the Administrator at its own expense, on the other, as well as procedures to be followed by the Administrator in utilizing third party service providers on behalf of the Funds. In this regard, reference is made to the document entitled “Role of Ropes & Gray LLP as Counsel to the MFS Funds and the Independent Trustees,” as it may be amended from time to time.

7. Standard of Care. Neither the Administrator, nor any of its directors, officers, stockholders, agents or employees, shall be liable or responsible to any Fund or its shareholders for any error of judgment, mistake of law or any loss arising out of any act or omission in the performance by the Administrator of its duties under this Agreement, except for liability resulting from (a) willful misfeasance, (b) bad faith, (c) gross negligence, or (d) reckless disregard by the Administrator of its obligations and duties under this Agreement.

8. Term, Termination, Amendment and Assignment. This Agreement shall begin on the date first written above and shall continue indefinitely with respect to each Fund until terminated as follows:

(i) the Agreement may be terminated at any time, without payment of any penalty, by the Trustees of the Fund upon sixty (60) days’ written notice to the Administrator;

(ii) the Agreement may be terminated by the Administrator with respect to the Fund at any time upon sixty (60) days’ written notice to the Fund; and

(iii) if the Trustees of the Fund, including a majority of the Independent Trustees, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later.

This Agreement may be amended at any time by a written agreement executed by each party hereto and may be assigned with respect to any Fund only with the written consent of the Fund and the Administrator. For the avoidance of doubt, the parties may amend each Exhibit to this Agreement by specifically executing an amended Exhibit or replacing such Exhibit following a duly approved amended Exhibit by the Trustees.

9. Miscellaneous.

a. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

b. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any conflicts or choice of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

c. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

d. Joinder of Funds. In the event that additional funds are created from time to time or otherwise become a MFS branded fund which desire to retain the Administrator to provide them with Administrative Services pursuant to this Agreement, the Administrator and the additional fund may jointly amend Exhibits A and D hereto to add the additional fund, and the additional fund shall thereafter be deemed a “Fund” for all purposes of this Agreement. The consent of the other parties to this Agreement shall not be required to amend Exhibits A and D hereto for this purpose.

e. Scope of Fund’s Obligations. A copy of the Declaration of Trust of each Fund (or trust of which the Fund is a series) organized as a Massachusetts business trust (each a “Trust”), is on file with the Secretary of State of The Commonwealth of Massachusetts. The Administrator acknowledges that the obligations of or arising out of this Agreement are not binding upon any of a Trust’s Trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest thereunder and hereunder. If this Agreement is executed by a Trust on behalf of one or more series of the Trust, the Administrator further acknowledges that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this Agreement are binding solely upon the assets or property of the series on whose behalf the Trust has executed this Agreement. The Administrator also agrees that the obligations of each Fund hereunder shall be several and not joint nor joint and several, in accordance with its proportionate interest hereunder, and agrees not to proceed (by way of claim, set-off or otherwise) against any Fund for the obligations of another Fund.

f.  Forum Selection. Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns must be brought and determined in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts (and may not be brought or determined in any other forum or jurisdiction), and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the sole and exclusive jurisdiction of the aforesaid courts.

g.  No Third Party Beneficiary. This agreement does not and is not intended to confer any rights or remedies upon any person other than the parties to this Agreement; there are no third-party beneficiaries of this Agreement, including but not limited to shareholders of each Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affiliated, as of the date first written above.

On behalf of the MFS Family of Funds, MFS Closed-End Funds and MFS Institutional Funds listed on Exhibit A hereto

By: /s/JOHN P. KAVANAUGH

John P. Kavanaugh

Chair of the Trustees

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:/s/SEAN M. KENNEY

Sean M. Kenney

Executive Vice President

Exhibit A

As of August 1, 2026

Master Administrative Services Agreement

Funds in Scope

I. MFS Family of Funds	Fee Type2
MFS Series Trust I:
MFS Core Equity Fund	Fixed fee + asset based fee
MFS Low Volatility Equity Fund	Fixed fee + asset based fee
MFS Low Volatility Global Equity Fund	Fixed fee + asset based fee
MFS New Discovery Fund	Fixed fee + asset based fee
MFS Research International Fund	Fixed fee + asset based fee
MFS Technology Fund	Fixed fee + asset based fee
MFS U.S. Government Cash Reserve Fund	Fixed fee + asset based fee
MFS Value Fund	Fixed fee + asset based fee

MFS Series Trust II:
MFS Growth Fund	Fixed fee + asset based fee

MFS Series Trust III:
MFS Global High Yield Fund	Fixed fee + asset based fee
MFS High Income Fund	Fixed fee + asset based fee
MFS High Yield Pooled Portfolio	Fixed fee only
MFS Municipal High Income Fund	Fixed fee + asset based fee

MFS Series Trust IV:
MFS Blended Research Emerging Markets Equity Fund	Fixed fee + asset based fee
MFS Blended Research International Equity Fund	Fixed fee + asset based fee
MFS Global New Discovery Fund	Fixed fee + asset based fee
MFS Mid Cap Growth Fund	Fixed fee + asset based fee
MFS U.S. Government Money Market Fund	Fixed fee + asset based fee

MFS Series Trust V:
MFS International New Discovery Fund	Fixed fee + asset based fee
MFS Research Fund	Fixed fee + asset based fee
MFS Total Return Fund	Fixed fee + asset based fee

MFS Series Trust VI:
MFS Global Equity Fund	Fixed fee + asset based fee
MFS Global Total Return Fund	Fixed fee + asset based fee
MFS Utilities Fund	Fixed fee + asset based fee

MFS Series Trust VII:
MFS Emerging Markets Equity Research Fund	Fixed fee + asset based fee
MFS Equity Income Fund	Fixed fee + asset based fee
MFS Intrinsic Equity Fund	Fixed fee + asset based fee
MFS Series Trust VIII:
MFS Global Growth Fund	Fixed fee + asset based fee
MFS Income Fund	Fixed fee + asset based fee
Fixed fee + asset based fee
MFS Series Trust IX:
MFS Corporate Bond Fund	Fixed fee + asset based fee

2 The Fee Type is such that any MFS Fund of Fund (e.g., Allocation Funds, Lifetime Funds, International Diversification Fund, etc.), Central Fund (e.g., the MFS High Yield Pooled Portfolio) and MFS Institutional Money Market Portfolio (“IMM”) incur only the Fixed Fee, whereas any other Fund incurs the Fixed Fee plus the asset-based fee.

MFS Inflation-Adjusted Bond Fund	Fixed fee + asset based fee
MFS Limited Maturity Fund	Fixed fee + asset based fee
MFS Municipal Limited Maturity Fund	Fixed fee + asset based fee
MFS Total Return Bond Fund	Fixed fee + asset based fee
Fixed fee + asset based fee
MFS Series Trust X:
MFS Aggressive Growth Allocation Fund	Fixed fee only
MFS Blended Research Growth Equity Fund	Fixed fee + asset based fee
MFS Blended Research Mid Cap Equity Fund	Fixed fee + asset based fee
MFS Blended Research Small Cap Equity Fund	Fixed fee + asset based fee
MFS Blended Research Value Equity Fund	Fixed fee + asset based fee
MFS Conservative Allocation Fund	Fixed fee only
MFS Emerging Markets Debt Fund	Fixed fee + asset based fee
MFS Emerging Markets Debt Local Currency Fund	Fixed fee + asset based fee
MFS Emerging Markets Equity Fund	Fixed fee + asset based fee
MFS Global Opportunistic Bond Fund	Fixed fee + asset based fee
MFS Growth Allocation Fund	Fixed fee only
MFS International Diversification Fund	Fixed fee only
MFS International Growth Fund	Fixed fee + asset based fee
MFS International Intrinsic Equity Fund	Fixed fee + asset based fee
MFS International Value Fund	Fixed fee + asset based fee
MFS Managed Wealth Fund	Fixed fee + asset based fee
MFS Moderate Allocation Fund	Fixed fee only

MFS Series Trust XI:
MFS Blended Research Core Equity Fund	Fixed fee + asset based fee
MFS Mid Cap Value Fund	Fixed fee + asset based fee

MFS Series Trust XII:
MFS Core Bond Fund	Fixed fee + asset based fee
MFS Lifetime Income Fund	Fixed fee only
MFS Lifetime 2030 Fund	Fixed fee only
MFS Lifetime 2035 Fund	Fixed fee only
MFS Lifetime 2040 Fund	Fixed fee only
MFS Lifetime 2045 Fund	Fixed fee only
MFS Lifetime 2050 Fund	Fixed fee only
MFS Lifetime 2055 Fund	Fixed fee only
MFS Lifetime 2060 Fund	Fixed fee only
MFS Lifetime 2065 Fund	Fixed fee only
MFS Lifetime 2070 Fund	Fixed fee only

MFS Series Trust XIII:
MFS Diversified Income Fund	Fixed fee + asset based fee
MFS Global Real Estate Fund	Fixed fee + asset based fee
MFS Government Securities Fund	Fixed fee + asset based fee
MFS New Discovery Value Fund	Fixed fee + asset based fee
MFS Series Trust XIV:
MFS Institutional Money Market Portfolio	Fixed fee only

MFS Series Trust XV:	Fixed fee + asset based fee
MFS Commodity Strategy Fund	Fixed fee + asset based fee
MFS Global Alternative Strategy Fund	Fixed fee + asset based fee
Fixed fee + asset based fee
MFS Series Trust XVI:

MFS Series Trust XVII:

MFS International Equity Fund	Fixed fee + asset based fee

MFS Municipal Series Trust:
MFS Alabama Municipal Bond Fund	Fixed fee + asset based fee
MFS Arkansas Municipal Bond Fund	Fixed fee + asset based fee
MFS California Municipal Bond Fund	Fixed fee + asset based fee
MFS Georgia Municipal Bond Fund	Fixed fee + asset based fee
MFS Maryland Municipal Bond Fund	Fixed fee + asset based fee
MFS Massachusetts Municipal Bond Fund	Fixed fee + asset based fee
MFS Mississippi Municipal Bond Fund	Fixed fee + asset based fee
MFS Municipal Income Fund	Fixed fee + asset based fee
MFS Municipal Intermediate Fund	Fixed fee + asset based fee
MFS New York Municipal Bond Fund	Fixed fee + asset based fee
MFS North Carolina Municipal Bond Fund	Fixed fee + asset based fee
MFS Pennsylvania Municipal Bond Fund	Fixed fee + asset based fee
MFS South Carolina Municipal Bond Fund	Fixed fee + asset based fee
MFS Virginia Municipal Bond Fund	Fixed fee + asset based fee
MFS West Virginia Municipal Bond Fund	Fixed fee + asset based fee

Massachusetts Investors Growth Stock Fund	Fixed fee + asset based fee

Massachusetts Investors Trust	Fixed fee + asset based fee

II. MFS Variable Insurance Funds
MFS Variable Insurance Trust:	Fixed fee + asset based fee
MFS Global Equity Series	Fixed fee + asset based fee
MFS Growth Series	Fixed fee + asset based fee
MFS Investors Trust Series	Fixed fee + asset based fee
MFS Mid Cap Growth Series	Fixed fee + asset based fee
MFS New Discovery Series	Fixed fee + asset based fee
MFS Total Return Bond Series	Fixed fee + asset based fee
MFS Research Series	Fixed fee + asset based fee
MFS Total Return Series	Fixed fee + asset based fee
MFS Utilities Series	Fixed fee + asset based fee
MFS Value Series	Fixed fee + asset based fee

MFS Variable Insurance Trust II:
MFS Blended Research Core Equity Portfolio	Fixed fee + asset based fee
MFS Corporate Bond Portfolio	Fixed fee + asset based fee
MFS Core Equity Portfolio	Fixed fee + asset based fee
MFS Emerging Markets Equity Portfolio	Fixed fee + asset based fee
MFS Global Governments Portfolio	Fixed fee + asset based fee
MFS Global Growth Portfolio	Fixed fee + asset based fee
MFS Global Research Portfolio	Fixed fee + asset based fee
MFS Global Tactical Allocation Portfolio	Fixed fee + asset based fee
MFS Government Securities Portfolio	Fixed fee + asset based fee
MFS High Yield Portfolio	Fixed fee + asset based fee
MFS Income Portfolio	Fixed fee + asset based fee
MFS International Growth Portfolio	Fixed fee + asset based fee
MFS International Intrinsic Equity Portfolio	Fixed fee + asset based fee
MFS Massachusetts Investors Growth Stock Portfolio	Fixed fee + asset based fee
MFS U.S. Government Money Market Portfolio	Fixed fee + asset based fee
MFS Research International Portfolio	Fixed fee + asset based fee
MFS Technology Portfolio	Fixed fee + asset based fee

MFS Variable Insurance Trust III:
MFS Blended Research Small Cap Equity Portfolio	Fixed fee + asset based fee
MFS Conservative Allocation Portfolio	Fixed fee only
MFS Global Real Estate Portfolio	Fixed fee + asset based fee
MFS Growth Allocation Portfolio	Fixed fee only
MFS Inflation-Adjusted Bond Portfolio	Fixed fee + asset based fee
MFS Limited Maturity Portfolio	Fixed fee + asset based fee
MFS Mid Cap Value Portfolio	Fixed fee + asset based fee
MFS Moderate Allocation Portfolio	Fixed fee only
MFS New Discovery Value Portfolio	Fixed fee + asset based fee

Exhibit B

As of April 1, 2023

Administration Services

I. FINANCIAL ADMINISTRATIVE SERVICES

A. General Services

1. Prepare such financial information of the Fund as is reasonably necessary for reports to shareholders of the Fund, reports to the Fund’s Trustees and officers, and reports to appropriate regulatory authorities including, without limitation, prospectuses, shareholder reports, shareholder notices, proxy statements and other periodic reports and render statements or copies of records as from time to time are reasonably requested by the Fund.

2. Facilitate audits of accounts by the Fund’s independent public accountants or by any of the auditors employed or engaged by the Fund or by any regulatory body with jurisdiction over the Fund. Coordinate with, and monitor the performance of, the custodian banks retained by the Fund to perform the necessary custodial services for the Fund including, without limitation, the safekeeping of the funds and securities.

3. Negotiate contracts for computing the Fund’s net asset value per share, and, if applicable, its public offering price and/or its daily dividend rates and money market yields and other investment performance quotations, in accordance with sub-paragraph C below, and oversee the notification to the Fund and such other persons as the Fund may reasonably request of the net asset value per share, the public offering price and/or its daily dividend rates and money market yields and other investment performance quotations (with the expenses under such contracts to be paid separately by the Funds).

B. Valuation of Securities

The Administrator shall ensure that the value of the Fund’s securities is computed in accordance with governing law, rules and regulations, the Fund’s governing instruments and subject to the oversight and direction of the Fund’s Trustees. The Administrator shall oversee the use of one or more external pricing services (at the separate expense of the Funds) to provide the value of a Fund’s securities, including broker/dealers, provided that the Fund’s Trustees or a committee or an individual designated by the Fund’s Trustees has approved the use of such pricing services.

The Administrator shall administer the Valuation Policies approved by the Trustees for the Fund, including the implementation and application of fair valuation methods and security valuation factors for applicable securities and other assets, including those provided by third-party service providers at the expense of the Funds, and provide such reports to the Fund’s Trustees or a committee thereof as is required by such Policies or otherwise requested.

C. Computation of Net Asset Value, Public Offering Price, Daily Dividend Rates and Performance Quotations

The Administrator shall assure that the Fund’s net asset value, net income, public offering price, dividend rates and money market yields, if applicable, and other investment performance quotations are calculated in a manner and at such time or times as the Fund shall direct and in accordance with governing law, rules and regulations and the Fund’s governing instruments and subject to the oversight and direction of the Fund’s Trustees. The Administrator will oversee the computation of the net asset value and public offering price as calculated by service providers of the Funds.

D. Other Financial Administration Services

1. Provide Treasurers or Assistant Treasurers to serve as officers of the Fund;

2. Coordinate the meetings of the Audit Committee of the Fund, assure that meetings are scheduled and that agendas are prepared; participate in meetings of the Audit Committee;

3. Review contracts and negotiate fees for the Fund for services such as independent audit fees, custodian fees, bank lines of credit, transfer agent fees and the fees of other service providers to the Fund;

4. Oversee the preparation of accounting records by service providers of the Fund required to be maintained by the Fund. Assure that any audit of Fund records is coordinated and completed timely;

5. Direct the preparation of Fund Financial Statements and Footnotes included in shareholder and other regulatory reports. Assure that all statements and disclosures are in accordance with generally accepted accounting principles and that disclosures meet current regulatory or accounting requirements. Establish and maintain disclosure controls and internal controls over financial reporting to assist in the Funds’ officers certification under the Sarbanes-Oxley Act of 2002;

6. Calculate and/or oversee the calculation of income and capital gain distributions for applicable funds. Assure that all distributions of the Fund meet the distribution and excise tax requirements to assure qualification and to minimize taxes paid by the Fund;

7. Establish the tax policies and procedures for the Fund; maintain procedures and policies with respect to tax matters; maintain or oversee the maintenance of certain tax accounting records of the Fund; complete or review tax returns and excise tax forms for the Fund (or oversee service providers that complete and/or file such tax returns or forms); assist in preparing the 1099-DIV information delivered to shareholders;

8. Prepare materials for the Trustees of the Fund and committees thereof, including materials for board meetings and in connection with the renewal of investment advisory and distribution contracts;

9. Direct the accrual of Fund expenses; review and approve all invoices submitted to the Fund;

10. Calculate or oversee service providers that calculate total return and other performance information for each Fund and its respective classes;

11. Prepare and file or oversee preparation and review the Funds’ annual and semi- annual N-CSR and other periodic reports; and

12. Administer, to the extent applicable, the Funds’ securities lending program (it being understood that the charges of the Funds’ securities lending agent are expenses of the Funds).

II. LEGAL ADMINISTRATIVE SERVICES

A. Organizational Matters and Initial Registration

1. Draft, negotiate as appropriate, and file with appropriate regulatory authorities the Fund’s charter documents, service contracts, and registration statement or other similar registration documentation (the “Registration Statement”), except that the out-of-pocket expenses incurred in connection therewith shall be paid by the Funds;

2. Otherwise arrange for and oversee registration and qualification of the Fund’s shares, except that the out-of-pocket expenses incurred in connection therewith shall be paid by the Funds.

B. Ongoing Regulatory Filings, Reports and Meetings

1. Prepare and file with appropriate regulatory authorities amendments to the Fund’s Registration Statement, and supplements to the Fund’s prospectus and statement of additional information;

2. Design and draft documents or materials required to be prepared by or on behalf of the Fund for distribution to shareholders of the Fund, the Fund’s Trustees and officers and any regulatory or self-regulatory agencies, governmental officers or commissions as required of the Fund including, without limitation, prospectuses, shareholder reports, shareholder notices and proxy statements;

3. Prepare and file or oversee preparation and review and provide legal guidance on the Fund’s annual, semi-annual and other periodic reports and tax filings and reports;

4. Establish and maintain a disclosure controls and procedures program to assist in the Funds’ officers certification under the Sarbanes-Oxley Act of 2002;

5. Develop or assist in developing guidelines and procedures to improve overall compliance by the Funds;

6. Provide consultation and advice for resolving compliance questions together with the Funds’ outside legal counsel;

7. Prepare and file with appropriate regulatory authorities various reports in order to maintain the Fund’s status in good standing;

8. Arrange for and attend shareholders’ meetings;

9. Prepare the Fund’s representatives who will attend shareholder meetings and all necessary materials in connection with such meetings including, without limitation, a written script for such meetings, minutes and any follow-up documents.

C. Securities Trading and Investment Practices

1. Review and negotiate private placement and municipal securities offering documentation and provide legal guidance on transfer restrictions;

2. Provide guidance on legal considerations relating to the types and levels of ownership of securities, including foreign securities;

3. Draft and negotiate documentation necessary to permit the Fund to engage in a variety of derivative and securities trading practices and provide legal guidance with respect to these practices.

D. Regulated Activities

Applicable laws regulate numerous aspects of the Fund’s business, including such matters as the Fund’s: prospectus disclosure; investment activities; affiliated transactions; investment in senior securities; sales, redemptions and exchanges; distribution of income and capital gains; distribution of Fund shares; board composition; code of ethics; fidelity bond; custodial services; and investment advisory and distribution contracts. The Administrator will provide the Fund with legal guidance with respect to these matters and to the general application of securities laws and regulations to the Fund’s business.

E. Tax Considerations

Procure legal guidance with respect to the application of tax rules to the Fund and analysis from a tax perspective new types of securities, investment practices and investment products or practices as may be appropriate for the Fund (it being understood that such legal guidance and analysis provided by third-parties will be at the expense of the Fund).

F. Board Matters

1. Coordinate and prepare agendas and materials for and attend board and committee meetings, draft and keep records of minutes of such meetings, and coordinate any follow up issues; and

2. Provide advice and guidance and prepare materials on legal issues relevant to the Fund’s business, including composition of the governing board.

G. Miscellaneous/Extraordinary Events

1. Supervise outside legal counsel retained at the expense of the Fund with respect to litigation brought by the Fund and against the Fund and negotiate litigation settlements and pre-litigation settlements and work-out arrangements;

2. Obtain the required documentation to be filed in connection with any lawsuits against the Fund and provide information or expertise on administrative matters affecting such litigation;

3. Provide legal guidance on alternative distribution structures for the Fund’s shares (such as the adoption of a multiple class structure);

4. Review all contracts concerning the acquisition of other investment companies or the liquidation of the Fund, draft, negotiate and file various documentation required in connection therewith, provide guidance on the manner such transactions should be structured to comply with applicable law and obtain at the Fund's expense legal opinions and regulatory authority rulings necessary for such transactions to comply with applicable law;

5. Seek formal guidance from regulatory authorities concerning the application of various regulations to the Fund and seek exemptive relief where appropriate; and

6. Provide or arrange for all other legal services that constitute Administrative Services required by the Fund and not otherwise provided for under this Agreement (it being understood that various legal services will be provided to the Fund and the Independent Trustees at the expense of the Funds, as described in Section 3 of the Agreement).

III. OTHER ADMINISTRATIVE SERVICES

1. Arrange for persons or other entities to serve as transfer agent, registrar or dividend disbursing agent as required by the Fund, and provide legal guidance on applicable laws regulating such agents;

2. Arrange for consideration by the Board of appropriate or necessary insurance coverage for the Fund;

3. Develop and implement procedures to monitor each Fund’s compliance with:

▪ Regulatory requirements as required by Rule 38a-1 of the Investment Company Act of 1940, as amended;

▪ Each Fund’s investment policies and restrictions as set forth in each Fund’s currently effective Prospectus and Statement of Additional Information filed under the Securities Act of 1933, as amended;

4. Establish and maintain an anti-money laundering program to assist in the Funds’ compliance with the USA Patriot Act and the Bank Secrecy Act;

5. Perform IRS sub-Chapter M testing;

6. Review and file with FINRA semi-annual and annual reports to the extent necessary;

7. Assist in training of certain MFS personnel including Portfolio Managers and other investment staff;

8. Monitor transactions of “Access Persons” and their adherence under the terms of the Funds’ Code of Ethics Policy;

9. Provide assistance and resources to any Independent Chief Compliance Officer or other senior officer of the Fund who is not an employee of MFS ("Independent Officer"), as requested by the Independent Officer (it being understood that the costs related to any staff hired by the Fund to support any such Independent Officer are the expenses of the Fund).

10. Prepare, and arrange for the printing and mailing of, any necessary investment communications;

11. Arrange for the printing and mailing of any documents or written materials required to be prepared by or on behalf of the Fund including, without limitation, stock certificates, summary prospectuses, prospectuses, shareholder reports, shareholder notices, proxy statements and reports to governmental officers and commissions;

12. Arrange for any other printing, production and delivery services required of the Fund and not otherwise specifically provided for under this Agreement;

13. Provide a system of internal controls adequate to carry-out the business of the Fund and arrange for the annual report on internal controls of the Fund and its agents;

14. Review the Fund’s disclosure documents to ensure that disclosures and policies conform to the Fund’s actual operation;

15. Provide for the calculation and timely disbursement of appropriate regulatory authority registration fees; and

16. Oversee and assist in the coordination of, and as the Trustees may reasonably request or deem appropriate, make reports and recommendations to the Trustees on, the performance of administrative and professional services rendered to the Fund by others, including the custodian, accountants, attorneys, underwriters, brokers and dealers, insurers, banks, transfer agents and dividend disbursing agents and such other persons in any such other capacity deemed necessary or desirable by the Trustees.

17. Prepare performance calculations and conduct related quality controls and reconciliations – this includes preparation of performance data for regulatory filings (shareholder reports and summary prospectuses/prospectuses);

18. Develop attribution analyses and draft Managers’ Discussions of Fund Performance for shareholder reports; and

19. Calculate and prepare performance impact disclosures (e.g., litigation impacts) for shareholder reports.

20. Provide a Fund Liquidity Officer and maintain a liquidity risk program on behalf of the Funds pursuant to Rule 22e-4 under the Investment Company Act of 1940, including preparing and presenting an annual report by the Liquidity Risk Officer to the Board.

21. Create and maintain a compliance program pursuant to Rule 38a-1 under the Investment Company Act of 1940.

22. If requested by the Fund, fulfill the role of Chief Compliance Officer for the Fund with a senior compliance officer of MFS (e.g., a Chief Compliance Officer or similar role of MFS or an affiliate).

23. Provide one or more Derivatives Risk Managers and support the maintenance of a derivatives risk program on behalf of the Funds pursuant to Rule 18f-4 under the Investment Company Act of 1940, including assisting with the preparation and presentation of regular and annual reports by the Derivatives Risk Managers to the Board (provided, however, that costs for any derivatives risk manager that is a member of MFS' investment department shall not be charged pursuant to this Agreement).

Exhibit C

As of April 1, 2023

Categories of Non-Administrator Expenses

a. The fees and expenses described in Article 2(b) or Section 2.2(b) of the MFS Family of Funds’ Advisory Agreements.

b. Investment advisory fees and other expenses associated with the investment management of the Funds’ portfolios (for the avoidance of doubt, the voting of proxies and performance of investment compliance functions are included in investment management services for purposes of this Agreement).

c. Costs of brokerage fees, commissions, ticket charges and transfer taxes in connection with the purchase and sale of portfolio securities and other assets for the Funds.

d. Distribution and marketing expenses of the Funds, including Rule 12b-1 fees.

e. Expenses of the Funds for transfer agent(s), registrar(s) and dividend disbursing agent(s).

f. Expenses of the Funds for custodian(s) and related custodial services.

g. Costs of Fund accounting services provided by third parties to the Funds, including the fund accounting services of the type currently provided by State Street Bank and JP Morgan to the MFS Funds.

h. Costs of services provided by independent accountants and outside legal and tax counsel to the Funds and the Independent Trustees.

i. Taxes, if any, levied against the Funds.

j. Costs, including interest expenses, commitment fees, facilities fees and unused line fees of any borrowings made by the Funds.

k. The Funds’ allocable portion of the fidelity bond required by Section 17(g) of the Investment Company Act of 1940, and directors’ and officers’ liability and other insurance premiums.

l. Proxy filing fees and the costs of printing and mailing of any proxy materials for meetings of shareholders’ of the Funds.

m. All applicable registration and filing fees required to be paid by the Funds under federal and state securities laws.

n. The Funds’ allocable portion of expenses of obtaining quotations and other pricing information for calculating the value of the Fund's net assets, including the costs of independent pricing services.

o. Fees, expenses and other compensation of or payable by the Funds to Independent Trustees, including expenses to maintain any retirement plan or deferred compensation plan of the Trustees, including for actuarial services provided by third parties.

p. Printing, mailing and filing costs associated with the preparation and distribution of registration statements, prospectuses and reports of the Fund to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Trust's existence and qualification to do business, and the registration of shares with federal and state securities authorities.

q. Extraordinary expenses as may arise, including judgments and expenses incurred in connection with litigation, bankruptcies, workouts and restructurings, proceedings and other claims against the Funds, and the legal obligations of the Funds to indemnify its trustees, officers, employees, shareholders, distributors, and agents with respect thereto.

r. The Funds’ allocable portion of dues for membership in various industry organizations, including the Investment Company Institute, the Independent Directors’ Council and the Mutual Funds Directors Forum.

s. The costs of third-party software used for the Funds' financial reporting, N-CEN reporting, tax preparation and registration statement preparation as appropriately allocated to the Funds.

t. Costs of third-party tax notification services used for the Funds (e.g., Ernst & Young's PFIC list).

u. Costs of third-party tax return preparation and filing services (including tax return extension services, fiscal distribution calculation services, excise tax distribution services and related tax compliance or tax advisory consulting services)

v. The costs of third-party legal advice regarding state tax law issues for the municipal Funds.

w. The allocable costs of third-party legal services to review loan documentation for Funds that purchase bank loans.

x. The costs of third-party legal, tax, accounting or other expert advice incurred in connection with an examination, investigation, enforcement proceeding, litigation or other regulatory proceeding of or against the Funds.

Exhibit D

Dated September 24, 2024

(Effective as of January 1, 2025)

Master Administrative Services Agreement

Administrative Fee

In return for the Administrative Services provided by the Administrator under this Agreement, the Funds shall pay the Administrator each calendar year (each a “Contract Period”) a fee at an agreed-upon fixed amount based on budgeted total costs to MFS of providing Administrative Services defined herein for the Contract Period (the “Annual Fee”) which include the following, subject to any adjustments as described herein:

(i) estimated expenses of its Fund Treasury, Legal, Compliance, Risk Management, Global Investment and Client Support, Corporate and Electronic Communications, Performance, IT Development and IT Operations Departments (the "Participating Departments") in providing Administrative Services for the Funds based on underlying metrics reported by each department (“Total Allocable Costs”);

(ii) the applicable allocable portion of estimated project costs, comprised of technology expenses and third party costs of any project that is attributable to a specific service provided hereunder for the Contract Period (“Project Costs”) and its attributable to the Funds (e.g., technology and project management costs associated with implementing regulatory requirements applicable to the Funds).

(iii) an amount equal to 50% of the cash compensation that MFS will pay to its Chief Compliance Officer (or similar title, currently the “Head of Compliance – Americas”) (for purposes of this agreement, the "CCO") for the Contract Period in consideration of that person also serving as the Chief Compliance Officer for the Funds (if such appointment by the Funds is requested and agreed upon between the Funds and MFS in accordance with Exhibit B hereto). For purposes of this paragraph, cash compensation means the annual salary and cash portion of a bonus, if any, paid to the CCO. The cash bonus paid to the MFS' CCO is determined in February of each year on account of services provided during the prior year.

(iv) an estimate of the amount of the Funds' allocable portion of the costs for services or systems procured by MFS on behalf of the Funds provided by third parties agreed to by the Board where MFS contracts directly with the third party ("Third Party Cost Reimbursement") for each Contract Period. The Board and/or Committee and the Administrator shall agree upon a dollar or percentage amount representing the Third Party Cost Reimbursement attributable to the Funds for the applicable Contract Period.

MFS shall use the method presented to the Board (typically at the March Board Meeting in connection with the proposal for the annual budget of Total Allocable Costs for the then-current calendar year as described below), as such methodology is amended from time to time by agreement between the Administrator and the Board, to allocate expenses of the Participating Departments for these purposes.

In connection with each Contract Period (typically at the March Board Meeting), the Administrator shall provide to the Board or a Committee of the Board:

(i) a review of the actual costs incurred by the Administrator for the prior Contract Period as compared to the Annual Fee for such Contract Period.

(ii)  an annual business plan for each of its Fund Treasury, Legal and Compliance Departments which, among other information, estimates the Total Allocable Costs for such Contract Period;

(iii) a review of actual Project Costs for the prior Contract Period. If actual Project Costs for the prior Contract Period are less than the prior year budget (e.g., due to delay or cancellation of the relevant project), a credit against the proposed Annual Fee for the upcoming year will be given. If actual Project Costs for the prior Contract Period are greater than the prior year budget, the Administrator may propose to include such excess amounts in the upcoming year’s proposed Annual Fee and, which may or may not be agreed to by the Board;

(iv) such other information as the Board (or Committee thereof) may reasonably request in connection with the proposed budget and Annual Fee.

The Board and/or Committee and the Administrator shall, based on this presentation and related discussions, agree upon a dollar amount representing Annual Fee for the applicable Contract Period.

The Annual Fee shall be allocated among the Funds and paid by the Funds in accordance with the methodology described below.

(i) Fixed Fee: Regardless of asset size, unless otherwise noted in Exhibit A of the Agreement, each Fund shall pay an annual fee to the Administrator in the amount of $17,500 (the “Fixed Fee”). If during the Contract Period a Fund either joins the Agreement pursuant to Section 9(d) or terminates pursuant to Section 8, a pro rata fixed fee will be charged for the portion of the calendar year that the Fund is a party to this Agreement.

(ii) Asset-Based Fee: In addition to the Fixed Fee, each Fund whose “Fee Type” includes an “asset based fee” in Exhibit A to the Agreement (as is may be amended), shall pay a fee at an annual rate, stated as a percentage of the average daily net assets of the Fund on all net assets in excess of $50 million up to $4.25 billion, equal to a rate which when applied to the Fund’s net assets in excess of such minimum, as of the end of the calendar month prior to such determination, and when added to the Fixed Fees, is reasonably calibrated to pay the Administrator the Annual Fee for the applicable Contract Period. As necessary, the rate shall be adjusted from time to time based on the then current asset levels, in the discretion of the Administrator, if changes in asset levels warrant such adjustment.

If during a Contract Period, Funds are either added to the Agreement pursuant to Section 9(d) or terminate and are no longer subject to the Agreement pursuant to Section 8, the asset-based fee shall be adjusted, if necessary, so that the total of payments expected to be paid by the then remaining Funds under the Agreement will continue to be reasonably calibrated to pay the Administrator the Annual Fee, as it may be adjusted, for the applicable Contract Period.